EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of National Grid plc of our report dated May 19, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in National Grid’s Annual Report on Form 20-F for the year ended March 31, 2010.
/s/  PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
London, UK
November 18, 2010